Exagen Announces Appointment of John Aballi as CEO

October 17, 2022 at 9:00 AM EDT

SAN DIEGO, Oct. 17, 2022 (GLOBE NEWSWIRE) -- Exagen Inc. (Nasdaq: XGN), announced today that the company has appointed John Aballi as CEO and President. Longtime CEO and President Ron Rocca, who took the company public and built a robust growth business, is stepping down after 11 years at the helm.

The Exagen Board has appointed Mr. Aballi as CEO, President, and a member of the Board. Mr. Aballi is an executive with a broad range of experience in growth-stage companies in the clinical diagnostics arena. Most recently he served as SVP, General Manager, Urology & CLIA COO at Veracyte, Inc.

“I am delighted that John has agreed to lead the next phase of growth at Exagen,” said Board Chair Brian Birk. “He is a leader who excels at operations, is financially and business savvy and is recognized for optimizing productivity and profitability. John’s experience and insight will enable him to lead Exagen to continued growth and success in the future.”

Birk went on to say, “The Board would like to thank Ron Rocca for his tenure at Exagen, and his many contributions to the success of the company, especially for his success in establishing the company as a leader in the U.S. rheumatology diagnostics field.”

Mr. Aballi, who has 15 years of diagnostic industry experience, is known for transforming commercial and laboratory operations and has broad experience building efficient clinical diagnostics operations. In his previous role at Veracyte, he was responsible for a business unit of 245 members and led a team that grew the urology unit revenue to $120 million-plus annually. He also led the implementation of CAP standards across the San Francisco and Austin labs and managed Veracyte’s CLIA laboratory operations. In his prior position, Mr. Aballi was COO at Decipher Biosciences where he oversaw revenue growth from $12.6 million in 2018 to $39 million in 2020. Mr. Aballi was a key part of the executive team that helped take Decipher from a struggling company to being sold to Veracyte for $600 million in early 2021. He had P&L responsibility for all aspects of operations including sales, quality management, medical operations, customer service, IT, assay development, billing, managed care, internal expansion, and laboratory operations. Mr. Aballi was also responsible for oversight of laboratory operations at Molecular Stethoscope and Genoptix in various senior roles.

“I’m very excited to be joining Exagen as CEO,” Mr. Aballi said. “The company has developed a leadership position in one of the largest fields of medicine. Having spent the past 15 years developing and commercializing diagnostics in cancer, I’m looking forward to bringing that same successful approach to inflammatory and rheumatologic diseases with the incredible team at Exagen.”

Mr. Aballi was a Board Member of PFS Genomics in San Diego, a molecular diagnostic company specializing in proprietary signature development in breast cancer, which was acquired by Exact Sciences in 2021. He holds an MBA from California Baptist University and dual degrees from UC San Diego in biochemistry and cell biology and economics. Mr. Aballi will assume his new role at Exagen immediately.

About Exagen Inc.

Exagen (Nasdaq: XGN) is a leading provider of autoimmune diagnostic, prognostic, and monitoring testing solutions. Exagen is a patient focused, discovery driven organization built on the success of AVISE® testing and is investing in its product pipeline to support patients throughout their autoimmune diagnosis and treatment journeys. The goal at Exagen is to assist patients, physicians, and payors by enabling precision medicine. Exagen is located in San Diego County with clinical and research and development laboratories in Vista, CA.

For more information, please visit Exagen.com and follow @ExagenInc on Twitter.

Forward-Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available or in its development pipeline; the expected benefits of Mr. Aballi’s employment with Exagen; and Exagen's potential growth and success and its ability to continue to grow and succeed. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect its business, financial condition and results of operations, including as a result of slowdown in its operations as well as those of its suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for its tests causing an increase in cost per test, its sales and commercialization activities and its ability to receive specimens and perform or deliver the results from its tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products or promoted therapeutics, including Exagen's ability to collect funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:
Investor Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com